Exhibit 4.14
EXECUTION COPY
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
TIME WARNER NY CABLE LLC
(a Delaware limited liability company)
___________________________________
Dated as of July 28, 2006
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AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
TIME WARNER NY CABLE LLC

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AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
TIME WARNER NY CABLE LLC
     THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of TIME WARNER NY CABLE LLC (the “Company”), dated as of July 28, 2006, is adopted and entered into by and among TW NY Cable Holding Inc. (the “Common Equity Member”) and the persons listed on the signature pages hereto as Series A Members (the “Series A Members” and, together with the Common Equity Member, the “Members”) pursuant to and in accordance with the Limited Liability Company Act of the State of Delaware (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”).
     WHEREAS, the Company was converted into a limited liability company on November 3, 2004 in accordance with the Act, with Time Warner Cable Inc., a Delaware Corporation (“TWC”), as the original sole member, and governed by a Limited Liability Company Agreement for the Company dated November 3, 2004 (the “Original Agreement”);
     WHEREAS, TWC transferred its common equity interest in the Company to TWE Holding I LLC, a Delaware limited liability company (“TWE Holding”), and TWE Holding transferred its common equity interest in the Company to TW NY Cable Holding Inc., whereupon the latter became the Common Equity Member; and
     WHEREAS, the Common Equity Member wishes to admit the Series A Members as members of the Company and to amend and restate the Original Agreement so that the membership in and management of the Company shall be governed by the terms hereinafter set forth.
     NOW, THEREFORE, the parties hereto hereby amend and restate the Original Agreement in its entirety to read as follows:
ARTICLE 1
GENERAL PROVISIONS
     1.1 Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:
     “Act” shall have the meaning set forth in the preamble to this Agreement.
     “Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition, no Series A Member shall be deemed to be an “Affiliate” of the Company.

     “Agreement” shall have the meaning set forth in the preamble to this Agreement.
     “Appointing Officer” shall mean any officer of the Company as may from time to time be assigned, by resolution of the Board of Directors, to appoint officers of the Company.
     “Board of Directors” shall have the meaning set forth in Section 3.1 (Management of the Company).
     “Capital Contribution” shall mean, with respect to each Member, the amount, if required, contributed by such Member to the capital of the Company pursuant to Section 4.1 (Capital Contributions).
     “Common Equity Member” shall have the meaning set forth in the preamble to this Agreement.
     “Company” shall have the meaning set forth in the preamble to this Agreement.
     “Covered Person” shall have the meaning set forth in Section 3.6(a) (Indemnification).
     “Dividend Payment Date” shall have the meaning set forth in Section 2 of Annex I to this Agreement.
     “Dividend Payment Trigger” shall mean the failure of the Company to pay accrued dividends to the Series A Members as described in Section 2 of Annex I to this Agreement in full for any period of 18 consecutive months.
     “Fitch” shall mean Fitch, Inc. and any successor thereto.
     “GAAP” shall mean generally accepted accounting principles in the United States.
     “Information” shall have the meaning set forth in Section 8.16 (Confidentiality).
     “Liquidation” shall mean the voluntary or involuntary liquidation of the Company under applicable bankruptcy or reorganization laws, or the dissolution or winding up of the Company.
     “Liquidation Value” shall mean $25 million with respect to each Series A Preferred Equity Membership Unit less any amounts paid under Section 4(c) of Annex I to this Agreement.
     “Mandatory Redemption Date” shall have the meaning set forth in Section 4(a) of Annex I to this Agreement.

     “Members” shall have the meaning set forth in the preamble to this Agreement.
     “Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.
     “Original Agreement” shall have the meaning set forth in the recitals to this Agreement.
     “Person” shall mean an individual, corporation, partnership (general or limited), voluntary association, joint venture, limited liability company, trust, estate, unincorporated organization, governmental authority or other entity.
     “S&P” shall mean Standard & Poor’s Ratings Service and any successor thereto.
     “SEC” shall mean the Securities and Exchange Commission and any successor thereto.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Series A Director” shall mean the Director elected by the Series A Members to the Board of Directors pursuant to Section 5(b) of Annex I to this Agreement.
     “Series A Members” shall have the meaning set forth in the preamble to this Agreement.
     “Subscription Agreement” shall mean the Subscription Agreement, dated as of the date hereof, between the Company and the purchasers named therein.
     “Transfer” shall have the meaning set forth in Section 6.1(a) (Restrictions on Transfers).
     “Trigger Period” shall mean any period during which (i) a Dividend Payment Trigger occurs and is continuing or (ii) the Company has failed to redeem all of the outstanding Series A Preferred Equity Membership Units in accordance with Section 4(a) or Section 4(c), as the case may be, of Annex I to this Agreement.
     “TWC” shall have the meaning set forth in the recitals to this Agreement.
     “TWE Holding” shall have the meaning set forth in the recitals to this Agreement.
     “Unpaid Dividends” shall mean, with respect to each Series A Preferred Equity Membership Unit, in any quarterly period, any accrued and unpaid quarterly dividends in respect of any previous quarterly period that were not paid on the related prior Dividend Payment Date.

     1.2 Formation. The Company was converted into and formed as a limited liability company upon the execution of the Certificate of Conversion and the Certificate of Formation of the Company by David E. O’Hayre and the filing of such Certificates on November 3, 2004 with the Secretary of State of the State of Delaware, David E. O’Hayre being authorized to take such actions. Prior to such conversion, the predecessor of the Company was incorporated in the State of Delaware on March 26, 2003.
     1.3 Name. The name of the Company shall be “Time Warner NY Cable LLC.”
     1.4 Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     1.5 Registered Agent. The address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     1.6 Term. The term of the Company shall continue until its dissolution in accordance with the Act and this Agreement.
     1.7 Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act (including, without limitation, acquiring, managing and disposing of real and personal property), and engaging in any and all activities necessary or incidental to the foregoing.
     1.8 Admission. Upon its execution and delivery of this Agreement, the Common Equity Member shall continue to be a member of the Company. Upon their execution and delivery of this Agreement and the Subscription Agreement, each Series A Member is hereby admitted to the Company as a member of the Company.
ARTICLE 2
EQUITY INTERESTS
     2.1 Classes of Equity Interests. The Company’s equity interests shall consist of two classes, designated respectively as “Common Equity Interests” and “Series A Preferred Equity Membership Units” and shall be uncertificated.
     2.2 Common Equity Interests. Holders of Common Equity Interests shall be entitled to the rights and subject to the obligations described elsewhere in this Agreement. The Common Equity Interests are held by the Common Equity Member.

     2.3 Series A Preferred Equity Membership Units. Series A Preferred Equity Membership Units shall consist of twelve (12) equal units and are held by the Series A Members. Holders of Series A Preferred Equity Membership Units shall be entitled to the rights and subject to the obligations described elsewhere in this Agreement, including Annex I to this Agreement, which is incorporated into and made a part of this Agreement.
ARTICLE 3
MANAGEMENT
     3.1 Management of the Company. The business and affairs of the Company shall be managed by and under the direction of a board established by the Common Equity Member pursuant to and with the powers and authority set forth in this Article 3 (the “Board of Directors”). The Board of Directors shall have complete and exclusive discretion in the management and control of the affairs and business of the Company except as expressly provided in this Agreement or the Act, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company, and to perform all acts and enter into and perform all contracts and other undertakings that the Board of Directors may deem necessary or advisable or incidental thereto, including doing all things and taking all actions necessary to carry out the terms and provisions of this Agreement (and is hereby authorized and directed, on behalf of the Company, to do all such things and to take all such actions without any further act, vote, consent or approval of any Member). The Board of Directors may delegate such general or specific authority to officers, employees, agents or other representatives of the Company as the Board of Directors considers desirable from time to time, and such officers, employees, agents or other representatives of the Company may, subject to any restraints or limitations imposed by the Board of Directors, exercise the authority granted to them. The Board of Directors shall not take any action that would be inconsistent with this Agreement or applicable law. Each member of the Board of Directors shall constitute a “manager” of the Company, as such term is defined in Section 18-101 of the Act.
     3.2 Board of Directors.
          (a) General. The Board of Directors shall consist of one or more Directors, the precise number to be fixed by the Common Equity Member. Each Director shall hold office until a successor is elected and qualified. The Common Equity Member may appoint one Chairman of the Board. The Chairman of the Board, if one shall have been appointed, shall preside at all meetings of the Board of Directors and shall exercise such powers and perform such other duties as shall be determined from time to time by resolution of the Board of Directors. Until determined otherwise by the Common Equity Member, the number of Directors shall be three (3), and the initial Directors shall be Landel C. Hobbs, Robert D. Marcus and John K. Martin. Landel C. Hobbs shall serve as initial Chairman of the Board.

          (b) Appointment. The Directors shall initially be as set forth in Section 3.2(a) and thereafter shall be appointed by the Common Equity Member, subject to the right of the Series A Members to elect the Series A Director as described below. Any vacancy occurring on the Board of Directors for any reason, including, without limitation, vacancies occurring as a result of the removal of Directors without cause or as a result of the creation of new Director positions that increase the number of Directors, may be filled only by the Common Equity Member, subject to the right of the Series A Members to elect the Series A Director as described below.
          During any Trigger Period, (i) the total authorized number of Directors of the Company shall automatically be increased by one (1) and the Series A Members shall be entitled to elect the Series A Director, and (ii) the Series A Director shall serve from the date the Company is notified in writing of his or her election and identity by the Series A Members until such Director’s successor shall have been duly elected by the Series A Members and qualified or until the termination of such Trigger Period, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. In the event of the death, disqualification, resignation or removal of the Series A Director prior to the end of a Trigger Period, the Series A Members shall be entitled to appoint a replacement Series A Director pursuant to the procedures of this paragraph and Annex I to this Agreement, who will serve on the same terms and for such terms as otherwise specified herein. Upon the termination of any Trigger Period, the Series A Director shall cease to be a Director and the total number of Directors of the Company shall automatically be reduced by one (1).
          (c) Removal. Any or all of the Directors may be removed, with or without cause, at any time by the Common Equity Member; provided, however, that the Series A Director, if any, may only be removed by the Series A Members holding a majority of the outstanding Series A Preferred Equity Membership Units.
          (d) Resignation. Any Director may resign at any time by giving written notice of his resignation to the Board of Directors. A resignation shall take effect at the time specified therein or, if the time when the resignation shall become effective shall not be specified therein, immediately upon its delivery, and, unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.
          (e) Meetings.
               (i) Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such times and at such places within or without the State of Delaware as may be determined from time to time by resolution of the Board of Directors; provided, that during a Trigger Period, at least five (5) business days notice by one of the means specified in Section 3.2(e)(v) (Notice Procedure) hereof shall be given to the Series A Director.
               (ii) Special Meetings. Special meetings of the Board of Directors may be held at such times and at such places within or without the State of

Delaware whenever called by the Chairman of the Board (if any), the President or the Secretary or by any two or more Directors then serving on at least 24 hours’ notice to each Director given by one of the means specified in Section 3.2(e)(v) (Notice Procedure) hereof other than by mail, or on at least three days’ notice if given by mail. Special meetings shall be called by the Chairman of the Board (if any), President or Secretary in like manner and on like notice on the written request of any two or more of the Directors then serving.
               (iii) Telephone Meetings. Directors or members of any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.2(e)(iii) shall constitute presence in person at such meeting.
               (iv) Adjourned Meetings. A majority of the Directors present at any meeting of the Board of Directors, including an adjourned meeting, whether or not a quorum is present, may adjourn such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board of Directors shall be given to each Director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.2(e)(v) (Notice Procedure) hereof other than by mail, or at least three days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.
               (v) Notice Procedure. Subject to Sections 3.2(e)(i) (Regular Meetings), 3.2(e)(ii) (Special Meetings) and 3.2(e)(iv) (Adjourned Meetings) hereof, whenever, under this Agreement, notice is required to be given to any Director, such notice shall be deemed given effectively if given in person or by telephone, by electronic mail, by mail addressed to such Director at such Director’s address as it appears on the records of the Company, with postage thereon prepaid, or by telegram, telecopy or, if consented to by the Director to whom notice is given, by other means of electronic transmission.
               (vi) Waiver of Notice. Whenever the giving of any notice to Directors is required by this Agreement, a waiver thereof, given by the Director entitled to said notice, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance by a Director at a meeting shall constitute a waiver of notice of such meeting except when the Director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting has not been lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors or a committee of the Board of Directors need be specified in any waiver of notice unless so required by this Agreement.
               (vii) Organization. At each meeting of the Board of Directors, the Chairman of the Board, or in the absence of the Chairman of the Board, the

President, or in the absence of the President, a chairman chosen by a majority of the Directors present, shall preside. The Secretary shall act as secretary at each meeting of the Board of Directors. In case the Secretary shall be absent from any meeting of the Board of Directors, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all Assistant Secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting.
               (viii) Quorum of Directors. The presence in person of a majority of the entire Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors.
               (ix) Action by Majority Vote. Except as otherwise expressly required by this Agreement, the vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
               (x) Action Without Meeting. Unless otherwise restricted by this Agreement, any action required or permitted to be taken by the Board of Directors or any committee thereof may be taken without a meeting, without prior notice and without a vote if a majority (including in any event the Series A Director, if any) of the Directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.
               (xi) Committees of the Board of Directors. Except as otherwise provided in this Agreement, the Board of Directors may delegate any or all of its powers to committees of the Board of Directors, each committee to consist of two or more Directors. During any Trigger Period, the Series A Director (if any) shall serve as a member of all such committees of the Board of Directors, if any. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this Section 3.2.
     3.3 Designation of Officers.
          (a) Positions. The officers of the Company shall be a President, a Secretary, a Treasurer and such other officers as the Board of Directors or the Appointing Officer may appoint, including one or more Vice Presidents and one or more Assistant Secretaries and Assistant Treasurers, who shall exercise such powers and perform such duties as are set forth in this Agreement or as shall be determined from time to time by resolution of the Board of Directors. The Board of Directors or the Appointing Officer may appoint one or more Vice Presidents as Executive Vice Presidents and may use descriptive words or phrases to designate the standing, seniority or areas of special competence of the Vice Presidents appointed by it. Any number of offices may be held by the same person unless the Certificate of Formation or this Agreement otherwise provides.
          (b) Appointment. The officers of the Company shall be appointed by the Board of Directors or the Appointing Officer at such time or times as the Board of Directors or the Appointing Officer, respectively, shall determine.
          (c) Initial Appointment. Until determined otherwise by the Board of Directors or the Appointing Officer, the persons set forth in Annex II to this Agreement are hereby appointed as officers of the Company as set forth therein.
          (d) Term of Office. Each officer of the Company shall hold office for the term for which he or she is appointed and until such officer’s successor is appointed and qualifies or until such officer’s earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Company. Such resignation shall take effect at the date of receipt of such notice or at such later time as is therein specified, and, unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective. The resignation of an officer shall be without prejudice to the contract rights of the Company, if any. Any officer may be removed at any time, with or without cause, by the Board of Directors. Any vacancy occurring in any office of the Company may be filled by the Board of Directors or the Appointing Officer. The removal of an officer with or without cause shall be without prejudice to the officer’s contract rights, if any. The appointment of an officer shall not of itself create contract rights.
          (e) President. The President shall be the Chief Executive Officer of the Company and shall have general supervision over the business of the Company, subject, however, to the control of the Board of Directors and of any duly authorized committee of the Board of Directors. The President shall preside at all meetings of the Board of Directors at which the Chairman of the Board (if there be one) is not present. The President may sign and execute in the name of the Company deeds, mortgages, bonds, contracts and other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by resolution of the Board of Directors or by this Agreement to some other officer or agent of the Company, or shall be required by applicable law otherwise to be signed or executed and, in general, the President shall perform all duties incident to the office of President and such other duties as may from time to time be assigned to the President by resolution of the Board of Directors.
          (f) Vice Presidents. At the request of the President, or, in the President’s absence, at the request of the Board of Directors or the Appointing Officer, the Vice Presidents shall (in such order as may be designated by the Board of Directors or the Appointing Officer, or, in the absence of any such designation, in order of seniority based on age) perform all of the duties of the President and, in so performing, shall have all the powers of, and be subject to all restrictions upon, the President. Any Vice President may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by resolution of the Board of Directors, by the Appointing

Officer or by this Agreement to some other officer or agent of the Company, or shall be required by applicable law otherwise to be signed or executed, and each Vice President shall perform such other duties as from time to time may be assigned to such Vice President by resolution of the Board of Directors, by the Appointing Officer or by the President.
          (g) Secretary. The Secretary shall attend all meetings of the Board of Directors and shall record all the proceedings of the meetings of the Board of Directors in a book to be kept for that purpose, and shall perform like duties for committees of the Board of Directors, when required. The Secretary shall give, or cause to be given, notice of all special meetings of the Board of Directors and shall perform such other duties as may be prescribed by the Board of Directors or by the President, under whose supervision the Secretary shall be. The Secretary shall have custody of the seal of the Company (if any), and the Secretary, or an Assistant Secretary, shall have authority to affix the same on any instrument requiring it, and when so affixed, the seal may be attested by the signature of the Secretary or by the signature of such Assistant Secretary. The Board of Directors or the Appointing Officer may, by resolution, give general authority to any other officer to affix the seal of the Company (if any) and to attest the same by such officer’s signature. The Secretary or an Assistant Secretary may also attest all instruments signed by the President or any Vice President. The Secretary shall have charge of all the books, records and papers of the Company relating to its organization and management, shall see that the reports, statements and other documents required by applicable law are properly kept and filed and, in general, shall perform all duties incident to the office of secretary and such other duties as may from time to time be assigned to the Secretary by resolution of the Board of Directors, by the Appointing Officer or by the President.
          (h) Treasurer. The Treasurer shall have charge and custody of, and be responsible for, all funds, securities and notes of the Company; receive and give receipts for moneys due and payable to the Company from any sources whatsoever; deposit all such moneys and valuable effects in the name and to the credit of the Company in such depositaries as may be designated by the Board of Directors; against proper vouchers, cause such funds to be disbursed by checks or drafts on the authorized depositaries of the Company signed in such manner as shall be determined by the Board of Directors and be responsible for the accuracy of the amounts of all moneys so disbursed; regularly enter or cause to be entered in books or other records maintained for the purpose full and adequate account of all moneys received or paid for the account of the Company; have the right to require from time to time reports or statements giving such information as the Treasurer may desire with respect to any and all financial transactions of the Company from the officers or agents transacting the same; render to the President or the Board of Directors, whenever the President or the Board of Directors shall require the Treasurer so to do, an account of the financial condition of the Company and of all financial transactions of the Company; disburse the funds of the Company as ordered by the Board of Directors; and, in general, perform all duties incident to the office of Treasurer and such other duties as may from time to time be assigned to the Treasurer by resolution of the Board of Directors, by the Appointing Officer or by the President.

          (i) Assistant Secretaries and Assistant Treasurers. Assistant Secretaries and Assistant Treasurers shall perform such duties as shall be assigned to them by the Secretary or by the Treasurer, respectively, or by resolution of the Board of Directors, by the Appointing Officer or by the President.
     3.4 Powers and Rights of Series A Members.
          (a) The Series A Members shall not participate in the management or control of the business of the Company, or have any rights or powers with respect thereto, except those rights or powers expressly granted to them by the terms of this Agreement or those conferred on them by law, including their right to elect the Series A Director during any Trigger Period. The Series A Members shall not have the authority to bind the Company.
          (b) To the extent that the Act, relevant case law or other applicable interpretations of law would confer rights and privileges on the Series A Members, including under the terms of this Agreement or the Subscription Agreement, that would be greater than the rights and privileges (including rights and privileges with respect to dividends, redemption or otherwise) that are accorded to holders of preferred stock of a Delaware corporation under applicable law that otherwise has terms identical to the terms of the Series A Preferred Equity Membership Units under this Agreement and the Subscription Agreement, then the rights and privileges of the Series A Members shall be limited as if the Series A Members were holders of such preferred stock.
     3.5 Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.
     3.6 Indemnification.
          (a) Exculpation.
               (i) For purposes of this Agreement, the term “Covered Persons” means the Common Equity Member, any officer, director, shareholder, employee or expressly authorized agent of the Common Equity Member, any Affiliate of the Common Equity Member and any officer, director, manager, partner, employee or expressly authorized agent of the Company and its Affiliates. It is understood that (A) the Series A Members are not Covered Persons for purposes of this Agreement and (B) the Series A Director, if any, shall be a Covered Person for purposes of this Agreement.
               (ii) No Covered Person shall be liable to the Company, any other Covered Person or any Member for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

               (iii) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within the professional or expert competence of such Person and who or which has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or any other facts pertinent to the existence and amount of assets from which distributions to the Members may properly be paid.
          (b) Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 3.6 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.
          (c) Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be determined that such Covered Person is not entitled to be indemnified as authorized in this Section 3.6.
ARTICLE 4
CAPITAL CONTRIBUTIONS; DIVIDENDS
     4.1 Capital Contributions.
          (a) Obligations to Make Capital Contributions. The Common Equity Member is not required to make any Capital Contribution to the Company. Except for the purchase of the Series A Preferred Equity Membership Units pursuant to the Subscription Agreement, the Series A Members shall have no obligation to make any Capital Contribution to the Company.
          (b) No Withdrawal. Except as otherwise expressly provided in this Agreement, no Member shall have the right to withdraw capital from the Company, to receive interest on such Member’s Capital Contributions or to receive any distribution or return of such Member’s Capital Contributions.
     4.2 Dividends. Except as otherwise provided by law or by this Agreement and subject to the rights of the Series A Members, the Common Equity

Member shall be entitled to receive such dividends or other distributions as from time to time may be declared by the Board of Directors; provided, however, no dividends or other distributions shall be declared or paid in respect of any equity interests of the Company that are on parity with or junior to the Series A Preferred Equity Membership Units with respect to dividends or with respect to distributions of assets or rights upon a Liquidation, and none of such equity interests may be redeemed, purchased or otherwise acquired by the Company or any of its subsidiaries, during any period in which (a) the Company has for any reason not paid in full any quarterly dividends accrued and payable at such time to the Series A Members as provided in Section 2 of Annex I to this Agreement or (b) the Company has failed to redeem all of the outstanding Series A Preferred Equity Membership Units in accordance with Section 4(a) or Section 4(c), as the case may be, of Annex I to this Agreement. The Company shall not make a distribution to any Member if such distribution would violate the Act.
ARTICLE 5
LIQUIDATION
     In the event of a Liquidation, subject to the requirements of the Act and the rights of creditors of the Company and of the Series A Members with respect to the distribution of assets of the Company upon such Liquidation, the Common Equity Member shall be entitled to receive the assets of the Company remaining for such distribution to the Members in accordance with the Act.
ARTICLE 6
TRANSFERS
     6.1 Restrictions on Transfer. Each Series A Member agrees that it shall not directly or indirectly sell, exchange, assign, pledge or otherwise transfer (collectively, a “Transfer”) all or any fraction of Series A Preferred Equity Membership Units held by such Series A Member unless: (i) such Transfer is exempt from the registration requirements of the Securities Act and the regulations promulgated thereunder and complies with any applicable state securities laws, and the transferor and the transferee shall provide documents (including a legal opinion) reasonably satisfactory to the Common Equity Member to that effect; (ii) the transferee shall have executed an amendment, counterpart or supplement to this Agreement and shall have executed such other instruments as the Company may reasonably deem necessary or desirable to admit such transferee as a substituted Series A Member and to evidence such substituted Series A Member’s agreement to be bound by and to comply with the terms and provisions hereof; and (iii) the number of Series A Preferred Equity Membership Units to be transferred equals one (1) or any other whole number. Notwithstanding the foregoing, no Series A Member shall Transfer any Series A Preferred Equity Membership Units to any Person that, directly or indirectly through one or more Affiliates, is engaged in any material respect in the business of controlling (A) cable systems, (B) direct broadcast satellite systems or (C) incumbent local exchange carriers.

     6.2 Commercially Reasonable Efforts. If any Series A Member desires to Transfer any of its Series A Preferred Equity Membership Units in a transaction meeting the requirements of Section 6.1, upon the request of such Series A Member, the Company agrees to use commercially reasonable efforts to provide such Series A Member and such proposed purchaser any information concerning the Company reasonably necessary to complete such Transfer; provided, that the Company shall not be obligated to register any such Series A Preferred Equity Membership Units under the Securities Act or to make or take any action to make any such Series A Preferred Equity Membership Unit eligible for sale under Rule 144 or Rule 144A promulgated under the Securities Act; and provided, further, that any such proposed purchaser shall enter into an agreement with, and in form and substance reasonably acceptable to, the Company containing provisions substantially the same as those of Section 8.16.
ARTICLE 7
CERTAIN COVENANTS
     7.1 Restriction On Asset Sales. Without the prior consent of the Series A Members owning a majority of the outstanding Series A Preferred Equity Membership Units, for so long as the Series A Preferred Equity Membership Units are outstanding, neither the Company nor any of its subsidiaries shall consummate any material sale or transfer of its respective assets at any time during which the Company and its subsidiaries maintain, collectively, cable systems serving fewer than 500,000 cable subscribers, or that would (after giving effect to such sale) cause the Company and its subsidiaries to maintain, collectively, cable systems serving fewer than 500,000 cable subscribers; provided, however, that in no case shall this provision restrict a transaction that is consummated on or immediately prior to the Mandatory Redemption Date all or a portion of the net proceeds of which are applied substantially simultaneously to redeem the Series A Preferred Equity Membership Units pursuant to Section 4(a) of Annex I to this Agreement. For purposes of calculating the number of cable subscribers described in the preceding sentence, the number of cable subscribers served by cable systems maintained by any less than wholly owned subsidiary of the Company shall be deemed to be a number of cable subscribers which is equal to the product of (a) the total number of cable subscribers maintained by such subsidiary, multiplied by (b) the percentage of residual equity interest in such subsidiary owned by the Company, directly or indirectly through its subsidiaries. For purposes of this Section 7.1, a “subsidiary” is any entity in which the Company owns a majority of the voting or general partnership interests.
     7.2 Provision of Financial Information. For so long as the Series A Preferred Equity Membership Units are outstanding, the Company shall deliver to each Series A Member the following financial information:
          (a) within 105 days after the end of each fiscal year of TWC, TWC’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and reported on by

Ernst & Young LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of TWC and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
          (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of TWC, TWC’s unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by TWC’s Chief Financial Officer as presenting fairly in all material respects the financial condition and results of operations of TWC and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes;
          (c) within 105 days after the end of each fiscal year of the Company, the Company’s unaudited (or, if prepared, audited) consolidated balance sheet and related statements of operations, members’ equity and cash flows as of the end of and for such year setting forth in each case in comparative form the figures for the previous fiscal year, all such historical financial statements certified by the Company’s Executive Vice President & Treasurer as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of footnotes;
          (d) within 75 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the Company’s unaudited consolidated balance sheet and related statements of operations, members’ equity and cash flows, and, commencing for the third fiscal quarter of 2007, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by the Company’s Executive Vice President & Treasurer as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes; provided, however, that the Company shall not be required to deliver any quarterly statements of cash flows for the third fiscal quarter of 2006;
          (e) within 90 days after the end of each taxable year, a statement as to the amount of dividends paid in respect of such taxable year out of current and accumulated earnings and profits of the Company, as determined for United States federal income tax purposes and certified by the Company’s Executive Vice President & Treasurer; and
          (f) within 10 days after the filing of the Company’s United States federal income tax return (or that of the consolidated group of which the Company is a member), a statement certified by the Company’s Senior Vice President, Tax as to the amount of taxable income of the Company on a stand-alone basis as reflected on such tax return (taking into account the taxable income of any subsidiaries of the Company that are consolidated with the Company for United States federal income tax purposes) for the taxable year covered by such tax return.
     7.3 Rating. The Company shall obtain a private letter rating from at least two of Moody’s, S&P and Fitch in respect of the Series A Preferred Equity Membership Units as of the date of this Agreement and shall have such rating updated by at least two of such rating agencies at least annually thereafter.
     7.4 Company Repurchase. The Company agrees not to repurchase, directly or indirectly, through any of its Affiliates, all or part of any Series A Preferred Equity Membership Units held by a Series A Member without offering to purchase the Series A Preferred Equity Membership Units held by all other Series A Members on a pro rata basis and at the same price and on the same terms.
ARTICLE 8
MISCELLANEOUS
     8.1 Tax Matters. The Company has elected to be taxed as a corporation for United States federal income tax purposes. The Common Equity Member agrees at all times to maintain (or cause the Company to maintain) the Company’s election to be treated as a corporation for United States federal income tax purposes. Holders of the Series A Preferred Equity Membership Units, the Common Equity Member and the Company agree to treat the Series A Preferred Equity Membership Units as non-voting preferred stock for federal income tax purposes. Each of the Members agrees that this Section 8.1 shall survive the Liquidation or termination of the Company.
     8.2 Amendments; Waiver. Any provision of this Agreement may be amended or waived by an instrument in writing executed by the Common Equity Member; provided, however, that (a) any amendment (whether by merger or otherwise) or waiver of any terms or provisions directly affecting the rights or privileges of the Series A Preferred Equity Membership Units shall require the consent of the Series A Members holding a majority of the outstanding Series A Preferred Equity Membership Units; (b) without the consent of each Series A Member, an amendment (whether by merger or otherwise) may not authorize, create (by way of reclassification, merger, consolidation or otherwise) or issue any class or series of equity interest of the Company, the terms of which expressly provide that it will rank senior to, or on parity with, the Series A Preferred Equity Membership Units with respect to dividends or distributions of assets or rights upon a Liquidation; and (c) without the consent of each Series A Member, an amendment (whether by merger or otherwise) may not revise any terms governing redemption, liquidation preference or dividends of Series A Preferred Equity Membership Units as described in Annex I to this Agreement, the definition of Liquidation Value in Section 1.1 (Definitions) of this Agreement or this Section 8.2. For purposes of any consents of Series A Members under this Section or otherwise, any

Series A Preferred Equity Membership Units owned by the Company or any of its Affiliates shall be deemed not to be outstanding and the holder thereof shall be deemed not to be a Series A Member.
     8.3 Power of Attorney.
          (a) Appointment of Power of Attorney. Each Member by its execution of this Agreement irrevocably makes, constitutes and appoints the Company as its true and lawful agent and attorney-in-fact, with full power of substitution to its Affiliates and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file: (i) all certificates and other instruments deemed advisable by the Company to permit the Company to become or to continue as a limited liability company or other entity wherein the Members have limited liability in each jurisdiction where the Company is currently doing business or may in the future do business; and (ii) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Company.
          (b) Nature and Exercise of Power of Attorney. With respect to each Member, the foregoing power of attorney:
               (i) is coupled with an interest, shall be irrevocable and shall survive the incapacity, death, dissolution, termination or bankruptcy of such Member;
               (ii) may be exercised by the Company either by signing separately as attorney-in-fact for such Member or, after listing all of the Members executing an instrument, by the signature of the Company acting as attorney-in-fact for all of them; and
               (iii) shall survive the delivery of an assignment by such Member of the whole or any fraction of its interest.
     8.4 Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Members.
     8.5 No Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is given in writing, and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor such waiver was given.
     8.6 Notices. Except as otherwise provided in this Agreement, all notices hereunder shall be in writing and shall be given by personal delivery, delivered by Federal Express or other reputable courier service, by U.S. overnight mail or international air courier service, or sent by telecopy or other electronic means including electronic mail, and addressed: if to the Company, at its principal office and, if to a Member, to such Member at its last known address as disclosed on the records of the Company. Notices shall be deemed to have been given as of the date delivered by the delivery service (upon confirmed receipt by such delivery service) or by telecopy or other electronic means including electronic mail (upon confirmed receipt). The Company and any Member may change its respective address for notices by delivering or mailing in accordance with this Section 8.6, a notice stating the change and setting forth the changed address.
     8.7 Severability. In case any provision in this Agreement shall be deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired hereby.
     8.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
     8.9 Headings, Etc. The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.
     8.10 Gender. As used herein, masculine pronouns shall include the feminine and neuter, neuter pronouns shall include the masculine and the feminine, and the singular shall be deemed to include the plural.
     8.11 No Right to Partition. The Members, on behalf of themselves and their successors and assigns, if any, hereby specifically renounce, waive and forfeit all rights, whether arising under contract or statute or by operation of law, except as otherwise expressly provided in this Agreement, to seek, bring or maintain any action in any court of law or equity for partition of the Company or any asset of the Company, or any interest that is considered to be Company property, regardless of the manner in which title to such property may be held.
     8.12 No Third Party Beneficiaries. Except as expressly provided in this Agreement, this Agreement is intended solely for the benefit of the parties hereto, the Covered Persons and, with respect to the Company, its Affiliates and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto, the Covered Persons and, with respect to the Company, its Affiliates.
     8.13 Outside Business. Notwithstanding any duty, including any fiduciary duty, that might otherwise exist under law or in equity, any Member or any Affiliate of any Member may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and any Member shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. Notwithstanding any duty, including any fiduciary duty, that might otherwise exist under law or in equity, any Member or any Affiliate of any Member shall not be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company and any

Member or any Affiliate of any Member shall have the right to take for its own account (individually or as a Member, member, shareholder, fiduciary or otherwise) or to recommend to others any such particular investment opportunity.
     8.14 Entire Agreement. This Agreement (including Annex I hereto) constitutes the entire agreement among the Members with respect to the matters described herein and supersedes any prior agreement or understanding among them with respect to such subject matter.
     8.15 Rule of Construction. The general rule of construction for interpreting a contract, which provides that the provisions of a contract should be construed against the party preparing the contract, is waived by the parties hereto. Each party acknowledges that such party was represented by legal counsel in this matter who participated in the preparation of this Agreement.
     8.16 Confidentiality.
          (a) Each of the Series A Members agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that in connection with any such requirement by a subpoena or similar legal process, the Company is given prior notice to the extent such prior notice is permissible under the circumstances and an opportunity to object to such disclosure), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an express agreement for the benefit of the Company containing provisions substantially the same as those of this Section 8.16, to any (x) proposed purchaser described in Section 6.2, (y) permitted assignee of any of its rights or obligations under this Agreement or (z) hedging agreement counterparty (or such contractual counterparty’s professional advisor), (vii) with the consent of the Company or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 8.16 or (y) becomes available to such Series A Member on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company, whether oral or written, relating to the Company or its business, other than any such information that is available to such Series A Member on a nonconfidential basis prior to disclosure by the Company.
          (b) Notwithstanding anything in this Agreement to the contrary, to comply with Treas. Reg. 1.6011-4(b)(3)(i), the Members (and any employee, representative or other agent of such Members) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Company or any transactions undertaken by the Company and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.
     8.17 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Limited Liability Company Agreement of Time Warner NY Cable LLC as of the date first above written.

COMMON EQUITY MEMBER:

TW NY CABLE HOLDING INC.

By:	/s/ David E. O’Hayre

Name: David E. O’Hayre
Title: Executive Vice President, Investments
Amended and Restated Limited Liability Company Agreement of Time Warner NY Cable LLC

SERIES A MEMBERS:

CITIBANK N.A.

By:	/s/ Alfred W. Griffin

Name: Alfred W. Griffin
Title: Vice President and Director

DB INVESTMENT PARTNERS, INC.

By:	/s/ Bernd Amlung

Name: Bernd Amlung
Title: President and Managing Director

By:	/s/ Heide Silverstein

Name: Heide Silverstein
Title: Director

HARE & CO. FOR THE BENEFIT OF BANC OF AMERICA SECURITIES LLC

By:	/s/ Richard Harman

Name: Richard Harman
Title: Managing Director

LB I GROUP INC.

By:	/s/ Anthony F. Felella

Name: Anthony F. Felella
Title: Senior Vice President
Amended and Restated Limited Liability Company Agreement of Time Warner NY Cable LLC

ANNEX I
Certain Terms of Series A Preferred Equity Membership Units of
Time Warner NY Cable LLC
     This Annex I is a part of the Amended and Restated Limited Liability Company Agreement of Time Warner NY Cable LLC. The terms of the Series A Preferred Equity Membership Units included this Annex I shall be in addition to the terms described in the Agreement. All defined terms used but not otherwise defined herein shall have the meanings assigned to them in Section 1.1 of the Agreement.
     1. Rank. The Series A Preferred Equity Membership Units shall, with respect to dividends and distributions of assets and rights upon a Liquidation, rank senior to the Common Equity Interests.
     2. Dividends. The Series A Members shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, quarterly dividends on the Series A Preferred Equity Membership Units, which shall accrue in each quarterly period (or portion thereof) on each unit at a rate per annum equal to 8.21% of the sum of the Liquidation Value plus Unpaid Dividends (if any), calculated on the basis of a 360-day year consisting of twelve 30-day months and accruing on a daily basis. All dividends will be cumulative and accrue, whether or not declared, during the period from July 28, 2006 to the Mandatory Redemption Date and, if declared, will be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, commencing November 1, 2006 or if any such date is not a business day, on the next succeeding business day (each a “Dividend Payment Date”), to the Series A Members of record on the respective January 1, April 1, July 1 and October 1 immediately preceding the relevant Dividend Payment Date. Such quarterly dividends shall be paid by wire transfer of immediately available funds to accounts designated in writing to the Company by each of the Series A Members.
     3. Liquidation Preference.
          (a) Priority Payment. Upon the occurrence of a Liquidation, each Series A Member shall be entitled to receive an amount of the assets of the Company legally available for distribution to the Series A Members, equal to the Liquidation Value, plus all accrued and unpaid dividends, if any, with respect to each outstanding Series A Preferred Equity Membership Unit held by such Series A Member, before any payment or distribution is made to the Common Equity Member. If the assets of the Company legally available for distribution to the Series A Members shall be insufficient to permit payment in full to such Series A Members of the sums which the Series A Members are entitled to receive, then all of the assets available for distribution to the Series A Members shall be distributed among and paid to the Series A Members ratably in proportion to the amounts that would be payable to the Series A Members if such assets were sufficient to permit payment in full.
Annex I – 1

          (b) No Additional Payment. After the Series A Members shall have been paid in full the amounts to which they are entitled in Section 3(a) above, the Series A Members shall not be entitled to any further participation in any distribution of assets of the Company and the remaining assets of the Company shall be distributed to the Common Equity Member.
          (c) Notice. Written notice of a Liquidation stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the earliest payment date stated therein, to the Series A Members and be addressed to each Series A Member at its address as shown in the records of the Company.
     4. Redemption.
          (a) Mandatory Redemption. On August 1, 2013 (the “Mandatory Redemption Date”), all outstanding Series A Preferred Equity Membership Units shall automatically, with no further action required to be taken by the Company or the Series A Members, be redeemed in cash, at a redemption price per unit equal to the Liquidation Value plus accrued and unpaid dividends thereon, if any, to the extent funds are legally available therefor. The redemption price shall be paid by wire transfer of immediately available funds to accounts designated in writing to the Company by each of the Series A Members. If any amounts are not so paid on the Mandatory Redemption Date (including without limitation as a result of Section 4(c) below), dividends shall accrue with respect to such amounts at a rate per annum equal to 10.21% until so paid.
          (b) Termination of Rights. Once all outstanding Series A Preferred Equity Membership Units held by a Series A Member are redeemed in full pursuant to Section 4(a) above or Section 4(c) below, as the case may be, all rights of such Series A Member shall cease and terminate and such Series A Member shall cease to be a member of the Company. Any Series A Preferred Equity Membership Units redeemed in full shall no longer be deemed to be outstanding.
          (c) Insufficient Funds for Redemption. If the funds of the Company legally available for redemption of the Series A Preferred Equity Membership Units on the Mandatory Redemption Date are insufficient to redeem the Series A Preferred Equity Membership Units on such date, the Series A Members shall share ratably in any funds legally available for redemption of such Series A Preferred Equity Membership Units according to the respective amounts which would be payable to them if the Series A Preferred Equity Membership Units were redeemed in full. At any time thereafter when additional funds of the Company are legally available for the redemption of the Series A Preferred Equity Membership Units, such funds shall be used, at the end of the fiscal quarter next ended, to redeem the balance of such Series A Preferred Equity Membership Units, or such portion thereof for which funds are available, ratably on the basis set forth above. Any Series A Preferred Equity Membership Units that are not redeemed in full pursuant to this Section 4 shall be deemed outstanding.
Annex I – 2

     5. Voting Rights; Election of Series A Director
          (a) Voting Rights. Except as provided in Section 5(b) below, the Series A Members shall have no voting rights in respect of the Series A Preferred Equity Membership Units.
          (b) Election of Directors. During any Trigger Period, the Series A Members shall be entitled to elect the Series A Director. The Series A Director shall be elected by the affirmative vote or written consent of the Series A Members holding a majority of the outstanding Series A Preferred Equity Membership Units. A vacancy in the Series A Director (if applicable) shall be filled only by the affirmative vote or written consent of the Series A Members holding a majority of the outstanding Series A Preferred Equity Membership Units. The Series A Director may not be removed without the affirmative vote or written consent of the Series A Members holding a majority of the outstanding Series A Preferred Equity Membership Units.
     6. Merger, Consolidation and Conversion. Except as provided in the following sentence, the Company may consolidate or merge with or into any Person or Persons or convert from a limited liability company to a corporation, partnership or other entity with the consent of the Common Equity Member. Notwithstanding the foregoing, without the consent of the Series A Members holding a majority of the outstanding Series A Preferred Equity Membership Units, the Company shall not consolidate or merge with or into any Person or Persons or convert from a limited liability company to a corporation, partnership or other entity unless (x) in the case of a consolidation or merger, such consolidation or merger is permitted under Section 7.1 of the Agreement and (y) if the Company is not the surviving entity or is no longer a limited liability company, (1) the Series A Members shall have the right to receive, in exchange for each Series A Preferred Equity Membership Unit, a security with terms not less favorable than those of the Series A Preferred Equity Membership Units and (2) except to the extent previously consented by the Series A Members, the surviving entity shall not have any issued and outstanding class or series of equity interest, the terms of which expressly provide that it will rank senior to, or on parity with, such security received by the Series A Members in exchange for the Series A Preferred Equity Membership Units, with respect to dividends or distributions of assets or rights upon a Liquidation; provided, however, that:
          (a) no such consolidation or merger with any Person who is not an Affiliate of the Company shall be permitted without the prior consent of all of the Series A Members unless the Company receives a tax opinion from nationally recognized counsel providing that such consolidation or merger (1) will not adversely affect the characterization of the interests held by the Series A Members as stock of a corporation for United States federal income tax purposes and (2) will not be taxable to the Series A Members for United States federal income tax purposes; and
          (b) no such consolidation or merger with any Person who is an Affiliate of the Company or conversion, as the case may be, shall be permitted without the prior consent of all of the Series A Members unless the Company receives a tax opinion of the type described in Section 6(a) above and such consolidation, merger or
Annex I – 3

conversion would not reasonably be expected to adversely affect the ability of the Series A Members to receive a dividends received deduction with respect to distributions in respect of the Units (including as a result of a current or future reduction in the earnings and profits of the Company).
     For purposes of this Annex I to the Agreement, funds or assets “legally available” shall mean the funds or assets that would be available to pay dividends on, or the purchase or redemption price of, preferred stock assuming that the Company were a corporation subject to and in compliance with Section 160 of the Delaware General Corporation Law. For purposes of the foregoing, all of the consideration received by the Company for its Common Equity Interests and its Series A Preferred Equity Membership Units shall be deemed to be surplus.
Annex I – 4

ANNEX II
Officers

Name	Office
Glenn A. Britt	President
Landel C. Hobbs	Chief Operating Officer
Robert D. Marcus	Senior Executive Vice President
Marc Lawrence-Apfelbaum	Executive Vice President & Secretary
John K. Martin	Executive Vice President & Treasurer

Gerald D. Campbell	Executive Vice President, Phone Operations
Fred M. Dressler	Executive Vice President, Programming
Larry J. Fischer	Executive Vice President & President, Media Sales
William R. Goetz, Jr.	Executive Vice President
Carol Hevey	Executive Vice President
Roger B. Keating	Executive Vice President
Terence D. O’Connell	Executive Vice President
David E. O’Hayre	Executive Vice President, Investments
Barry S. Rosenblum	Executive Vice President

Satish Adige	Senior Vice President, Investments
David A. Christman	Senior Vice President & Assistant Secretary
Kristine Dankenbrink	Senior Vice President, Tax
James Jeffcoat	Senior Vice President, Corporate Services
Richard M. Petty	Senior Vice President & Controller
John Fogarty	Vice President
Lisa Lipschitz	Vice President, Operations Accounting
Gary Matz	Vice President
Raymond G. Murphy	Vice President & Assistant Treasurer
William Osbourn	Vice President, Technical Accounting
Janice Cannon	Assistant Secretary
Susan A. Waxenberg	Assistant Secretary
Ellen Alderdice	Assistant Treasurer

Annex II-1